EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Owens & Minor, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-32497) on Form S-8 of Owens & Minor, Inc. of our report dated June 22, 2006, relating to the statements of net assets available for benefits of the Owens & Minor 401(k) Savings and Retirement Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended, which report is included in this annual report on Form 11-K.

/s/ KPMG, LLP

Richmond, Virginia

June 27, 2006